UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2009

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On December 16, 2009, Oilsands Quest Inc. (the “Company”) entered into subscription agreements with certain accredited investors (the “Investors”) who have agreed to purchase an aggregate of 8,571,443 shares of Oilsands Quest common stock, par value $0.001 (the “Shares”), at a price of US$1.05 per share, for total gross proceeds to the Company of approximately US$9 million (the “Offering”).  Closing is expected to occur on or about December 22, 2009, and is contingent on receiving approval from the NYSE Amex and the delivery of customary closing documents.

The Offering was made to the Investors in a private placement transaction in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.  The sale of the Shares does not involve a public offering and is being made without general solicitation or advertising.  Each of the Investors represented to the Company, among other things, that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act, and that it is acquiring the Shares for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof.  Certificates representing the Shares issued in connection with the Offering will contain appropriate legends to reflect the restrictions on transfer imposed by the Securities Act.

Item 8.01.                      Other Events.

On December 17, 2009, the Company issued a press release announcing the Offering described in Item 3.02.  A copy of the press release is attached as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits.

(d)                 Exhibits.

99.1                      Press Release dated December 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2009

Oilsands Quest Inc.
(Registrant)

/s/ Garth Wong
Name: Garth Wong
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

99.1                     Press Release dated December 17, 2009